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[MARINE DRILLING LOGO]
                                                                   PRESS RELEASE


                                                       Contact: T. Scott O'Keefe
                                                        Sr. Vice President & CFO
                                                                  (281) 243-3000
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                                NYSE SYMBOL: MRL

          MARINE DRILLING COMPANIES, INC. UPDATES STATUS OF MARINE 500

SUGAR LAND, TEXAS, APRIL 17, 2001--Marine Drilling Companies, Inc. (NYSE: MRL) today announced that the MARINE 500 has completed its work for Chevron Australia Pty Ltd. ("Chevron") and has left Western Australia en route to India. Marine has letters of intent from two operators and is currently negotiating contracts, one for work in India and the other in the United Arab Emirates that are expected to keep the rig working throughout the remainder of the year. It is anticipated that the cash flow from these contracts, coupled with the subsidy from Chevron due as a result of early termination of its contract for the MARINE 500 will maintain the cash flow of approximately $127,500 per day. Additionally, Marine believes the contracts will cover the cost of mobilizing the rig to Asia and the Middle East. Once each contract is executed by the customer and Marine, it will be subject to further governmental approvals.

Jan Rask, president and chief executive officer of Marine, said, "We are pleased to be able to maintain our daily operating cash flow from the MARINE 500 with this work in Asia and the Middle East. The work currently under negotiation, also provides us an opportunity to get closer to West Africa where we believe the best long-term opportunities exist for this rig."

This press release includes statements that may be deemed to be "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities or events the Company believes will or may occur in the future or estimates are forward-looking statements. These statements include our belief that we will obtain suitable executed contracts from our customer, that government approvals will be obtained, that the contracts will in fact employ the MARINE 500 through the end of the year and that we will realize the expected daily operating margin. Among the important factors that could cause actual results to vary from Marine's forward-looking statements are the possibility that Marine could be unable to obtain the anticipated contracts, that necessary government approvals are not obtained or that contract modifications are required, or that Marine could incur unexpected costs under the contracts or suffer a disruption in its subsidy payments from Chevron. Such statements are also subject to a number of other uncertainties that are discussed in the company's most recent Form 10-K and the prospectus included in the Company's registration statement on Form S-8, filed with Securities and Exchange Commission on October 31, 2000. Investors are cautioned that actual results may differ materially from those projected in the forward-looking statements.

Marine Drilling Companies, Inc. is an offshore drilling contractor with a fleet of 17 offshore drilling rigs and one jack-up rig currently configured as an accommodation unit. The drilling rig fleet, operating in the U.S. Gulf of Mexico and selected international markets, consists of 15 jackups and two deep-water semi-submersibles.

          For online information about Marine Drilling Companies, Inc.
                              visit www.mardril.com

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